Exhibit 21.1
LIST OF SUBSIDIARIES

Subsidiary Name	Location of Incorporation or Organization
Angelina Gathering Company, LLC	Texas
A.W. Realty Company, LLC	Texas
SW Gathering, LLC	Delaware
SWN Drilling Company, LLC	Texas
SWN E & P Services, LLC	Texas
SWN Energy Services Company, LLC	Texas
SWN International, LLC	Delaware
SWN Midstream Services Company, LLC	Texas
SWN Producer Services, LLC	Texas
SWN Production Company, LLC	Texas
SWN Production (Louisiana), LLC	Texas
SWN Production (Ohio), LLC	Texas
SWN Resources Canada, Inc.	British Columbia, Canada
SWN Water Resources Company, LLC	Texas
SWN Well Services, LLC	Texas